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                                                                  Exhibit 23.4


                                                                  Goldman
                                                                  Sachs


PERSONAL AND CONFIDENTIAL

June 16, 1999

Board of Directors
Transamerica Corporation
600 Montgomery Street
24th Floor
San Francisco, California 94111

Re: Registration Statement of Aegon N.V. relating to shares of Aegon Stock being registered in connection with the Agreement and Plan of Merger between Transamerica Corporation and Aegon, N.V.

Ladies and Gentlemen:

Reference is made to our opinion letter dated February 17, 1999, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Transamerica Corporation (the "Company") of the Consideration (as defined below) to be received by the holders of Shares pursuant to the Agreement and Plan of Merger, dated as of February 17, 1999, between the Company and Aegon N.V. ("Aegon") (the "Agreement"). Pursuant to the Agreement, the Company will be merged into a wholly owned subsidiary of Aegon, and each Share not owned by the Company, Aegon or Merger Sub or their respective wholly owned subsidiaries will be converted into the right to receive (i) $23.40 in cash and (ii) that number of shares, or fraction thereof, of voting common stock, par value of fifty cents Dutch Guilder per share ("Aegon Stock"), of Aegon equal to the Exchange Ratio (as defined in the Agreement) (collectively, the "Consideration"). Pursuant to the Agreement, the Exchange Ratio shall provide for such a number of shares, or fraction thereof, of Aegon Stock equal to a value of $54.60 in the event that the Share Price (as defined in the Agreement) of the Aegon Stock is greater than or equal to $76.16 or lesser than or equal to $114.24, and equal to such other amounts as set forth in the Agreement in all other circumstances.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any



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Board of Directors
Transamerica Corporation
June 16, 1999
Page Two


other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY-Opinion of Transamerica's Financial Advisor," "THE PROPOSED MERGER-Background of the Merger," "-Recommendation of the The Transamerica Board of Directors" and "-Opinion of Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
--------------------------------
(GOLDMAN, SACHS & CO.)